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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Buckeye Technologies Inc. of our report dated July 30, 1999, included in the 1999 Annual Report to Shareholders of Buckeye Technologies Inc.

         Our audits also included the financial statement schedule of Buckeye Technologies Inc. listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         We also consent to the incorporation by reference in the Registration Statements (Form S-8, Numbers 33-80865, 33-80867, 33-33621, 33-61373, and
33-61371) pertaining to the Buckeye Retirement Plus Savings Plan, the Buckeye Retirement Plan, the Alpha Cellulose Cash Option Thrift Plan, the Restricted Stock Plan, and the Merfin Systems 401(K) Profit Sharing Plan, of our reports dated July 30, 1999, with respect to the consolidated financial statements and schedule of Buckeye Technologies Inc. include or incorporated by reference in this Annual Report (Form 10-K) for the year ended June 30, 1999.



Memphis, Tennessee
September 20, 1999